SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 2 to Form 8-A

Originally Filed on July 9, 2004)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0443182
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas	78735
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, Par Value $.01 Per Share (and associated preferred stock purchase rights)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-111250
	(If applicable	)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

AMENDMENT NO. 2 TO FORM 8-A

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on July 9, 2004, as amended by the Form 8-A/A (Amendment No. 1) filed by the Company with the SEC on September 29, 2005 (together, the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“The Company announced on September 15, 2006 that it entered into an Agreement and Plan of Merger, dated as of September 15, 2006 (the “Merger Agreement”), by and among the Company, Firestone Holdings LLC, a Delaware limited liability company (“Parent”), and Firestone Acquisition Corporation, a Delaware corporation an indirect and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Immediately prior to the execution of the Merger Agreement, the Company and Mellon Investor Services, LLC (the “Rights Agent”), entered into the Second Amendment (the “Second Amendment”) to the Rights Agreement between the Company and the Rights Agent dated as of July 7, 2004 and amended on September 23, 2005 (the “Rights Agreement”). The Second Amendment provides that neither the execution of the Merger Agreement nor the consummation of the Merger or other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement. In particular, neither Parent or Merger Sub, nor any of their respective Affiliates, Associates or stockholders, or general partners, limited partners or members of such stockholders, shall be deemed to be an Acquiring Person, and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred, in each case by virtue of any Exempted Transaction. In addition, immediately prior to the Effective Time, but only if the Effective Time shall occur, the Rights Agreement, as amended, shall be terminated and the holders of the Rights shall not be entitled to any benefits thereunder.

The Second Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.”

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Preferred Share Purchase Rights Agreement between Freescale Semiconductor, Inc. and Mellon Investor Services LLC, as rights agent, dated as of July 7, 2004 (incorporated by reference to Exhibit 99.4 of the Company’s Form 8-A filed July 9, 2004).

4.2	First Amendment to Rights Agreement, dated as of September 23, 2005, by and between Freescale Semiconductor, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-A/A (Amendment No. 1) filed September 29, 2005).

4.3	Second Amendment to Rights Agreement, dated as of September 15, 2006, by and between Freescale Semiconductor, Inc. and Mellon Investor Services LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John D. Torres
Name:	John D. Torres
Title:	Senior Vice President, General Counsel and Secretary

Date: September 15, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Preferred Share Purchase Rights Agreement between Freescale Semiconductor, Inc. and Mellon Investor Services LLC, as rights agent, dated as of July 7, 2004 (incorporated by reference to Exhibit 99.4 of the Company’s Form 8-A filed July 9, 2004).

4.2	First Amendment to Rights Agreement, dated as of September 23, 2005, by and between Freescale Semiconductor, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-A/A (Amendment No. 1) filed September 29, 2005).

4.3	Second Amendment to Rights Agreement, dated as of September 15, 2006, by and between Freescale Semiconductor, Inc. and Mellon Investor Services LLC.